Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into this ___ day of November, 2008, by and among Vanco plc (in administration), a company incorporated under the laws of England and Wales with registered number 3470117 (“Vanco”), Simon John Granger and Chad Griffin, each an insolvency practitioner of FTI Consulting Limited, a company with its principal offices at Holborn Gate, 26 Southampton Buildings, London, WC2A 1PB, in their respective capacities as joint administrators of Vanco (together the “Administrators,” which term shall include their successors in office), and Capital Growth Acquisition, Inc., a corporation organized under the laws of Delaware (“Manager”). Individually, each of Manager, the Administrator, and Vanco is a “Party” and collectively they are the “Parties.”

WHEREAS, Administrators were appointed to act as joint administrators of Vanco on May 25, 2008 by Lloyds TSB Bank plc in accordance with paragraph 14 to Schedule B1 to the (English) Insolvency Act 1986;

WHEREAS, Vanco has inter alia one U.S. subsidiary, Vanco Direct USA LLC (“VDUL”), a Delaware limited liability company which holds domestic and international Section 214 authorizations from the U.S. Federal Communications Commission (“FCC”) and certificates of public convenience and necessity or the equivalent from various state telecommunications regulatory commissions (the “State Commissions” and, collectively with the FCC, the “Commissions”) (such authorizations and certificates collectively referred to as the “Licenses”);

WHEREAS, Manager has made a bid to purchase the limited liability company interests of VDUL from Vanco, which bid has been approved by the Administrators;

WHEREAS, Vanco has entered into an Interest Purchase Agreement with Manager of even date herewith for the sale of the limited liability company interests in VDUL (the “Purchase Agreement”), pursuant to which Manager will acquire VDUL in a manner consistent with applicable law;

WHEREAS, the Parties acknowledge and agree that certain Regulatory Approvals must be obtained before control of VDUL can be transferred to Manager; the effective date of the closing of the Purchase Agreement pursuant to which the limited liability company interests of VDUL shall be conveyed to Manager is the “Closing Date.”

WHEREAS, Vanco has retained de facto and de jure control of VDUL pending receipt of all Regulatory Approvals;

WHEREAS, in order to ensure uninterrupted service to customers of the VDUL Systems pending issuance of the approvals, and to avoid associated potential disruption to customers, the Parties desire to enter into an arrangement for Manager to manage VDUL and VDUL’s network and operations in the United States that is the subject of the Licenses (the “VDUL Systems”), at all times subject to the oversight, review, supervision and control of Vanco;

WHEREAS, the parties hereto believe it to be in their mutual best interests for Manager to provide certain services as described below to VDUL until the requisite Regulatory Approvals can be obtained and the proposed transaction can be completed;

WHEREAS, Vanco and Manager desire that Manager provide management services to VDUL in conformity with the rules and policies of the FCC, the State Commissions, and the terms and conditions of the Purchase Agreement and this Agreement; and

WHEREAS, Manager desires to serve as the manager of VDUL and the VDUL Systems pursuant to the terms set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. Each term capitalized herein and not otherwise defined shall have the meaning assigned to it in the Purchase Agreement.

“Communications Licenses” means those licenses, registrations, authorizations or other authorities which permit VDUL to provide regulated interstate, intrastate and local regulated telecommunications services.

“Confidential Materials” means any information or materials, whether written or oral, tangible or intangible; (i) concerning Vanco, its subsidiaries, businesses, markets, products, prospects, finances and member(s), and (ii) which Manager develops, or with respect to which Manager gains access or knowledge, as a direct result of Vanco’s, Administrators' or VDUL’s provision to Manager of information and/or materials. Notwithstanding the foregoing, the Confidential Material shall not include (A) information that was known to, and material that was in the possession of, Manager prior to the commencement of any negotiations with Vanco and Administrators, (B) information that is or becomes generally known to, and materials possessed by, the public at large or entities involved in the business of VDUL (other than as a result of a breach of this agreement by Manager or by disclosure of any other party which Manager knows, or has reason to know, is under an obligation of confidentiality to Vanco and Administrators), (C) information or material acquired by Manager independently from a third party (other than a third party that Manager knows, or has reason to know, is under an obligation of confidentiality to Vanco and Administrators), and (D) information or material independently developed by Manager and not as a result of the disclosure of information or provision of materials by Vanco or Administrators. The Confidential Materials may include, but are not necessarily limited to, concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; designs; patterns; sketches; planned introduction dates; processes; marketing procedures; "know-how"; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.

ARTICLE II
APPOINTMENT OF MANAGER

Section 2.1 Appointment, Authority, Obligations of Manager.

(a) Manager hereby agrees, subject to the terms, conditions, and limitations set forth in this Agreement, to provide supervision and management services to VDUL so as to meet any and all ongoing obligations associated with the VDUL Systems and the services provided using the VDUL Systems (the “VDUL Services,” and together with the VDUL Systems, the “VDUL Business”), including without limitation obligations of VDUL to provide service to the customers pursuant to existing contractual relationships and to any new customers that may from time to time during the Term of this Agreement purchase such services. The duties of Manager under this Agreement shall include doing all things commercially reasonable and necessary to carry out the supervision, operation and management of the VDUL Business in a manner, and at a level of service quality, substantially consistent with past practices and the manner and level of service quality in which the VDUL Business has been operated and services have been provided by VDUL prior to the Effective Date of this Agreement.

(b) Manager hereby accepts such appointment and agrees to perform its obligations and responsibilities hereunder and agrees to devote such time and resources as are necessary to ensure proper and efficient operation of VDUL and the VDUL Business, and shall make available to Vanco the full range of its expertise and experience.

(c) Vanco hereby grants to Manager as much access as Vanco and VDUL has to all facilities, equipment, personnel, books, records and operational assets as is necessary to permit Manager to perform its obligations hereunder.

ARTICLE III
MANAGEMENT OF THE VDUL BUSINESS

Section 3.l	Management of the VDUL Business.

(a) During the Term, the Manager shall have the duty to manage the VDUL Business authorized under the Communications Licenses on behalf of Vanco consistent with the provisions of this Agreement and subject to Vanco’s continued ownership, control and reasonable supervision and direction. Upon reasonable request, Manager hereby agrees to report to Vanco’s Administrators the status of the operations of the VDUL Business.

(b) Vanco and Manager desire that this Agreement and the performance of Vanco’s and Manager’s obligations hereunder be in full compliance with (i) the terms and conditions of the Communications Licenses; (ii) the Communications Act of 1934, as amended (the “Act”); (iii) all applicable rules, regulations and policies of the Commissions; and (iv) any other applicable federal, state and local law or regulation. It is expressly understood by Vanco and Manager that nothing in this Agreement is intended to give Manager any right which would be deemed to constitute a transfer of control (as is defined in the Act and/or any applicable FCC or state rules, regulations or case law) by Vanco of any of the Communications Licenses from Vanco to Manager to the extent prohibited by the applicable federal and state law, or the rules or regulations of any Commission.

(c) Manager acknowledges and agrees that Vanco has certain rights and obligations pursuant to the Communications Licenses with respect to activities authorized thereunder, which include compliance with the Act, and the rules, regulations, and policies of the Commissions. The services provided by Manager hereunder are not intended to diminish or restrict Vanco’s compliance with its obligations under applicable law or before the Commissions, and this Agreement shall not be construed to diminish or interfere with the obligations of Vanco or its ability to comply with the rules, regulations or directives of any governmental or jurisdictional authority with respect to the Communications Licenses or the VDUL Business.

(d) Vanco shall have unfettered access and authority to inspect the books and records, equipment and related hardware that is required to transmit and/or receive telecommunications, including but not limited to network facilities, switching equipment, customer premises equipment and testing equipment, for any reason and at any time, including but not limited to access for purposes of determining whether, under the Manager’s supervision and management, the VDUL Business is operating in a manner that violates the terms of this Agreement, the Act or the Commissions’ rules, regulations, or policies, or is otherwise operating in a harmful or unlawful manner.

(e) Manager shall be responsible for providing the management services in compliance with VDUL’s existing tariffs and service contracts, and all applicable laws, including, without limitation, tariffs in effect from time to time. Manager shall perform the management services in a professional manner and in accordance with all applicable professional or industry standards.

ARTICLE IV
PAYMENT OF COSTS AND MANAGER’S COMPENSATION

Section 4.1 Payment of Costs. As of the Effective Date, Manager shall be responsible for payment by VDUL of all costs and expenses (the “Costs”) incurred or due with respect to the maintenance and operation of VDUL, the VDUL Systems, the compensation of VDUL’s employees, and the provision of the VDUL Services, and shall be given full access and signatory authority to all VDUL financial accounts (the “Accounts”), including VDUL funds as of the Effective Date and all revenues collected by VDUL (or on behalf of VDUL by Manager) during the Term of this Agreement in connection with the operation of the VDUL Business (the “Revenue” and together with the Accounts, the “VDUL Funds”). VDUL hereby authorizes Manager to use the VDUL Funds to pay its Costs and the Monthly Management Fee (as defined below).

Section 4.2 Monthly Management Fee. As consideration for Manager providing the management services described herein, Vanco agrees that Manager shall be paid out of the VDUL Funds a monthly fee (“Monthly Management Fee”) equal to 30% of the Revenues received each month; provided that, in any month during the Term in which the Monthly Management Fee would otherwise exceed VDUL’s Revenues less its Costs (the “Net Revenue”), the Monthly Management Fee shall be no greater than the Net Revenue, if any, and VDUL shall not have any obligation to pay Manager any greater amount. The Monthly Management Fee shall be paid solely from the VDUL Funds on the last business day of each month, with the final Monthly Management Fee being paid at the end of the Term (as defined below).

Section 4.3 Status Reports. At Vanco’s request, Manager shall provide Vanco with updates on the status of the operation of the VDUL Business and the overall financial condition of VDUL.

Section 4.4 Books and Records. Manager shall create and maintain complete and accurate records of all financial and other material transactions relating to performance of this Agreement in a manner consistent with records prepared and maintained by Manager in the ordinary course of business and with U.S. generally accepted accounting principles. At its discretion and expense, Vanco may conduct periodic audits of Vanco’s records relating to performance of this Agreement and its operation and management of the VDUL Business.

ARTICLE V
COMPLIANCE WITH APPLICABLE LAWS

Section 5.1 Compliance with Applicable Laws and Regulations.

(a) Manager agrees that, in connection with providing the management services hereunder, it shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and restrictions, including but not limited to the Act, the FCC and State Commission rules, regulations, and policies, and local ordinances, and shall respond promptly to all regulatory correspondence or inquiries and any and all adversarial pleadings of whatever nature filed with the Commissions or any other governmental authority and will promptly notify Vanco of the receipt thereof.

(b) Vanco and Manager agree that they shall not take any action that would violate any Communications License or that could reasonably be expected to cause the cancellation, revocation, or adverse modification of any Communications License or that could be expected to otherwise impair the good standing or renewal of any License.

(c) Manager acknowledges and agrees that Vanco has certain rights and obligations pursuant to the Communications Licenses with respect to activities authorized thereunder, which include compliance with the Act and similar state statutes, and the rules, regulations, and policies of the Commissions. The services provided by Manager hereunder are not intended to diminish or restrict Vanco’s compliance with its respective obligations under applicable law or before the Commissions, and this Agreement shall not be construed to diminish or interfere with any Vanco’s obligation or ability to comply with the rules, regulations or directives of any governmental or jurisdictional authority with respect to the Communications Licenses. On behalf of Vanco, Manager shall take or cause to be taken all reasonable and appropriate steps necessary to keep the Communications Licenses in full force and effect and in good standing.

(d) Manager and Vanco recognize that VDUL, and ultimately Vanco, remain responsible for compliance with the terms of the Communications Licenses. In that regard, the Manager shall not, without the prior consent of Vanco’s Administrators, such consent not to be unreasonably withheld if consistent with past practice of operations by VDUL, take the following actions:

(i)	enter into, modify, intentionally breach or terminate any material agreement relating to the assets managed by Manager, other than in the ordinary course of business;

(ii)
sell, assign, lease, transfer or otherwise dispose of any material asset or purchase or otherwise acquire any assets for VDUL except for non-material assets acquired in the ordinary course of business;

(iii)	initiate, settle or terminate any material litigation relating to the regulated aspects of the VDUL Business or waive any material rights of VDUL or Vanco;

(iv)	demote or terminate any employee of VDUL other than with respect to headcount reduction amounts previously disclosed to Manager;

(v)	hire any employee for VDUL; or

(vi)	cause VDUL to take any action or neglect to take any action which would constitute a default under this Agreement or the Purchase Agreement.

(e)   The parties hereby agree that Manager shall request Vanco’s consent to the actions referenced in Section 5.1(d) above in writing to Vanco’s Administrators.  For purposes of this Section 5, notice and consent by any party can be achieved by electronic mail. Unless Vanco refuses in writing to grant consent within two (2) business days of receipt of a request for consent by Manager, Vanco’s consent will be deemed granted.

(f) Vanco shall be responsible for the filing of all applications, reports, correspondence and other documentation with the Commissions relating to the VDUL Business; provided, however, that Manager shall assist Vanco by preparing such filings for Vanco’s review; and provided, further, that Manager shall reimburse Vanco out of the VDUL Funds for all of its reasonable out-of-pocket legal fees and other expenses incurred in connection with such applications, correspondence and other related matters, to the extent that any such review results in material changes to any of the materials prepared by Manager. Manager shall provide upon Vanco’s reasonable request any information which will enable it to review and complete any records and reports required by the Commissions and other federal, state or local government authorities.

ARTICLE VI
TERM

Section 6.1 Term. The term (“Term”) of this Agreement shall commence upon the “Initial Closing” as that term is defined in the IPA (the “MSA Effective Date”) and automatically end on the earlier of (i) the Closing Date; or (ii) termination of the Purchase Agreement pursuant to Section 8.13 thereof.

Section 6.2 Automatic Termination. This Agreement shall automatically terminate if any Commission issues a formal written order, which is final and non-appealable, that Manager is precluded from performing its duties hereunder and any period of time provided by such Commission to Manager to remedy such situation has expired.

Section 6.3 Performance After Termination. After receipt of written notice of termination, but prior to the effective date of such termination, Manager shall continue to perform under this Agreement unless specifically instructed to discontinue such performance.

Section 6.4 Termination Transition. On the effective date of any termination, or before such date if so instructed, Manager shall relinquish to Vanco, or its designee, possession of all property of VDUL, including but not limited to the VDUL Systems, The VDUL Funds, and all documents, data and records pertaining to the VDUL Business, including without limitation complete records of all financial and other material transactions relating to Manager’s performance of this Agreement. Notwithstanding anything to the contrary contained herein, in the event of a successful closing of the Purchase Agreement on the Closing Date, then VDUL shall retain all property of VDUL, however Vanco shall be entitled to inspect and copy all records pertaining to VDUL necessary for Vanco to complete its tax returns, to monitor compliance of Manager with respect to its obligations hereunder and to enable Vanco to address any regulatory issues that may arise as a result of its ownership of VDUL through the Closing Date.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Amendment and Modification; Obligation to Renegotiate. This Agreement may be amended, modified or supplemented only by written agreement of Vanco and Manager. In the event that a governmental entity with jurisdiction over any or all of the Parties or over this Agreement determines that one or more provisions of this Agreement are unlawful, contrary to public policy, or otherwise unenforceable, the Parties will negotiate in good faith to amend the Agreement in order to comply with any such applicable regulatory requirements or policies while preserving the business objectives of all Parties.

Section 7.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Section 7.3 Notices. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission, to following addresses and numbers:

Notices to Seller shall be addressed to:

Vanco plc (in administration) Holborn Gate 26 Southampton Buildings London WC2A 1PB Fax: +44-203-077-0599 E-Mail: simon.granger@fticonsulting.com Attn: The Administrators

Notices to Administrators shall be addressed to:

The Administrators Holborn Gate 26 Southampton Buildings London WC2A 1PB Fax: +44-203-077-0599 E-Mail: simon.granger@fticonsulting.com Attn: Simon Granger

Each with a copy to:

Bingham McCutchen LLP 2020 K Street, N.W., Suite 1100 Washington, DC 20006 Fax: (202) 373-6001 E-Mail: jean.kiddoo@bingham.com Attn: Jean L. Kiddoo, Esq.

or at such other address and to the attention to such other person as Seller and/or Administrators may designate by written notice to Manager.

Notices to Manager shall be addressed to:

Capital Growth Acquisition, Inc. 500 W. Madison, Suite 2060 Chicago, Illinois 60661 Fax: 312-673-2422 E-Mail: pshutt@globalcapacity.com; Attn.: Patrick Shutt, CEO

With a copy to:

Shefsky & Froelich Ltd. 111 E. Wacker, Suite 2800 Chicago, Illinois 60601 Fax: 312-527-3194 E-Mail: mgoldsmith@shefskylaw.com; Attn.: Mitchell D. Goldsmith, Esq.

or at such other address and to the attention of such other person as Manager may designate by written notice to Seller and Administrators.

Section 7.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party; provided however, that Vanco’s consent to a request by Manager to assign this Agreement to a special purpose acquisition company shall not be unreasonably withheld so long as Manager provides assurance that such special purpose vehicle is financially qualified to undertake Manager’s responsibilities under this Agreement, which assurance may include, at Vanco’s request, a guarantee by the parent company of the special purpose vehicle. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 7.4 shall be null and void ab initio.

Section 7.5 No Third-Party Beneficiaries; Limitation of Liability. Nothing in this Agreement shall be construed as giving any person other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 7.6 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other terms, the conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 7.7 Governing Law and Binding Effect. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein without giving effect to the conflicts of laws principles thereof.  This Agreement shall also be governed by and construed and enforced in accordance with applicable federal law.  This Agreement shall bind and inure to the benefit of each of the Parties and their permitted successors and assigns.

Section 7.8 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument; and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 7.9 Entire Agreement; Amendments and Waivers. This Agreement, together with the Purchase Agreement (including the schedules and exhibits thereto) constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless the same is executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

Section 7.11 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

Section 7.12 Remedies. Vanco and Manager hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, Vanco or its successors or assigns, or Manager or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the courts for specific performance, injunctive and/or other relief, without the necessity of posting bond, in order to enforce or prevent any violations of this Agreement.

Section 7.13 No Partnership or Joint Venture Created. Each Party shall be an independent contractor of the other Parties and nothing herein shall be construed as creating any other relationship among the Parties. The relationship established by this Agreement will not be construed to create a partnership, joint venture, or any other form of legal entity, nor establish any fiduciary relationship among the Parties or any affiliate of any Party. The provision of the services described in this Agreement does not establish any joint undertaking, joint venture, pooling arrangement, partnership, fiduciary relationship or formal business organization of any kind. Except as provided in this Agreement, no Party shall act as or hold itself out as agent for any other Party or create or attempt to create liabilities for any other Party.

Section 7.14 Confidentiality. Administrators, Vanco and Manager, and their respective officers, directors, partners and affiliates, agree to keep the terms and conditions of this Agreement and the transactions contemplated hereby confidential, and each agree not to disclose to any party not a party to this Agreement any of the terms hereof, except where such disclosure is: (i) to its professional advisers; (ii) current and prospective financing sources and their advisors; or (iii) is required by applicable law or the rules or standards of the United States Securities & Exchange Commission, the London Stock Exchange or the Listing Rules of the UK Listing Authority, or the rules and requirements of any other competent regulatory body, which determination may be made in the good faith opinion of counsel to the Party that is subject to the regulatory body in question. Manager expressly acknowledges that it has received, and will receive in the future, Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Agreement or otherwise permitted hereunder would cause irreparable harm to Vanco or Administrators. Except with the prior written consent of Vanco or Administrators or as required by law (including as set forth in clause (iii) immediately above), neither Manager nor its officers, directors, partners or affiliates, shall (i) disclose any Confidential Materials to any party not a party to this Agreement, or (ii) use any Confidential Materials for any purpose except in connection with their efforts on behalf of Vanco or Administrators. Manager and its officers, directors, partners and affiliates shall use their reasonable best efforts to preserve the confidentiality of all Confidential Materials. In the event that a party concludes that it is legally obligated to disclose any provision of this Agreement or any Confidential Materials, such party shall provide the other party with prompt written notice, and shall seek to limit the dissemination of such Confidential Materials subject to the requirement for dissemination as may be required in the good faith opinion of its counsel as it relates to disclosure to meet regulatory body approval. In the case of legal proceedings in which such disclosure is required, the parties shall cooperate to obtain an appropriate protective order limiting the disclosure of such material. The parties acknowledge that they may be required to disclose certain terms of this Agreement, or the entirety hereof, to the FCC or certain State Commissions in connection with applying for the Regulatory Approvals or in filings with the SEC. Notwithstanding the foregoing, Administrators may disclose details of this Agreement to their appointors, advisers and any liquidator of Vanco and also for the purpose of enforcing its terms, or if required to do so by any court. They may also include appropriate details in their administration records, accounts and returns.

Notwithstanding the foregoing, Vanco or Administrators may disclose the amount of the Purchase Price to any third party if, in the sole and absolute discretion of Seller or Administrators, such disclosure is necessary to enable Vanco and/or Administrators to fulfill its/their obligations under the terms of any contract or arrangement with such third party.

7.15 Events of Default, Remedies.

(a)  Manager shall be in default under this Agreement upon the occurrence of any of the following events (regardless whether any such event is voluntary or involuntary or occurs by operation of law or pursuant to any judgment, decree, order, rule or regulation of any court or administrative or governmental body):

i.
the failure of Manager to perform its obligations hereunder or to observe in any material respect any covenant or agreement to be performed or observed by it hereunder and the continuation of such failure for a period of thirty days after Manager receives written notice thereof;

ii.
Manager loses the requisite authority to perform its obligations hereunder if (1) the loss is not remedied within sixty (60) days of the loss thereof and (2) the loss has a material adverse effect upon Vanco, VDUL or Administrators; or

iii.	any of the representations or warranties of Manager contained herein shall cease to be true in any material respect.

(b) Upon the occurrence and during the continuance of any event of default and expiration of any related cure period, Vanco and/or the Administrators may, at their option, terminate this Agreement by written notice, which shall be effective immediately (subject to the obligation to provide prior notice of default if the default was the type that was susceptible of a cure). This remedy is not intended to be exclusive, and all remedies shall be cumulative and may be exercised concurrently with any other remedy available to a Party at law or in equity.

7.16 Indemnification; Limitation of Liability.

(a) Manager hereby agrees to defend, indemnify and hold harmless Vanco, Administrators and their respective officers, directors, managers, members, employees, agents, attorneys and affiliates, as well as the managers and officers of VDUL, from and against, and to promptly pay, all damages asserted against or incurred by reason of or resulting from any action, proceeding, claim or demand of any kind (actual or contingent) that may be brought or made against Vanco, the Administrators and/or the managers or officers of VDUL, and any loss, damage, award, cost, charge, penalty or expense incurred by Vanco, the Administrators and/or the managers or officers of VDUL as a result of Manager’s management of VDUL and the VDUL Systems hereunder. IN NO EVENT SHALL VANCO BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO LIABILITY FOR NEGLIGENCE), MISREPRESENTATION, WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AS A RESULT OF THE PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b) For purposes of the indemnifications, defense, hold harmless and other limitations of liability set forth in this section, the officers, managers, members, employees, agents, attorneys and affiliates of VDUL as of the MSA Effective Date shall be considered third party beneficiaries of this Agreement.

7.17 Force Majeure. No Party shall be liable to another Party for any failure of performance under this Agreement due to causes beyond its control, including fire, flood or other catastrophes; any law, order, regulation, direction, action, or request of the United States Government, or of any other government, including state and local governments having or claiming jurisdiction over such party, or of any department, agency, commission, bureau, corporation or other instrumentality of any one or more of these federal, state or local governments, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots; wars; or strikes, lock-outs, significant work stoppages or other significant labor difficulties. In the event of any delay resulting from such causes, upon notice to the other parties promptly following the occurrence of the event giving rise to the delay, the time for performance hereunder shall be extended for a period of time reasonably necessary to overcome the effects of such delay.

7.18 Disclaimers. THERE ARE NO AGREEMENTS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT THOSE EXPRESSLY SET FORTH HEREIN AND ALL OTHER WARRANTIES ARE DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

7.19 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

7.20 Further Assurances. Each Party agrees to execute all such further instruments and documents and to take all such further actions as any other Party may reasonably request in order to effectuate the terms and purposes of this Agreement; provided preparation of any such instruments and documents and any such further actions shall be at Manager’s expense.

7.21 Manager’s Risk. Failure to obtain any requisite license, consent, permit, registration, right or Regulatory Approval shall not prejudice this Agreement, the Purchase Agreement or, in particular, the Purchase Price payable under the Purchase Agreement. Manager shall solely and exclusively bear all risks associated with not obtaining any or all of the Regulatory Approvals.

7.22 Exclusion of Liability.

(a) All conditions, representations (including pre-contractual negligent and innocent misrepresentations) and warranties express or implied, and whether statutory or otherwise, relating to VDUL are expressly excluded. In particular, but without limitation, all representations and warranties as to title, quiet possession, enjoyment, quality, condition, state or description of VDUL or their fitness or suitability for any purpose whatsoever or whether the Regulatory Approvals or any of them will be forthcoming are expressly excluded.

(b) Any claim of Manager, or of any person claiming through it, against Vanco or the Administrators shall take effect as an unsecured claim and not as an administration expense.

(c) The exclusions of liability in this Agreement shall:

(i)
arise and continue notwithstanding the termination of Administrators' agency before or after the signing of this Agreement and shall operate as waivers of any claims in tort as well as under the law of contract;

(ii)	be in addition to and not in substitution for and notwithstanding any right of indemnity or relief otherwise available;

(iii)	continue after termination hereof.

(d) Nothing in this Agreement shall operate to restrict or affect in any way any right of Administrators to be indemnified, or to exercise a lien howsoever.

(e) In the absence of an express provision to the contrary, nothing in this Agreement shall require Vanco or Administrators to carry out or continue to carry out any arrangement or contract, whether single or of continuing effect, with third parties and whether in relation to VDUL or otherwise.

(f) Any claim against Vanco and/or against Administrators (or their firm, partners, employees, agents, advisers or representatives) related to this Agreement shall in any event and in addition to the exclusions of liability contained in this Agreement, be irrevocably waived by Manager unless made in writing by notice to Administrators within 30 days after the Closing Date.

(g) The exclusions and limitations contained in this Agreement shall not apply in the case of any fraudulent misrepresentation made by Seller or Administrators or their respective agents or insofar as any action against any of them is based upon the fraud of Seller or Administrators or their respective agents.

(h) Administrators are party to this Agreement solely to obtain the benefit of the exclusions and limitations on liability and undertakings in their favor.

7.23 Exclusion of Personal Liability.

(a) Administrators are agents of Seller and have been acting in that capacity in the negotiation, preparation and implementation of this Agreement.

(b) Neither Administrators nor their firm, staff, employees, advisers and agents shall incur personal liability under this Agreement or any other deed, instrument or document entered into pursuant to it and any liability to which Administrators or their staff, employees, advisers and agents would otherwise be subject (whether in contract, tort or otherwise) is expressly excluded.

(c) Any right under this Agreement which is for the benefit of Administrators (and in particular, without prejudice to the generality of the foregoing, any right to be indemnified by Manager and the rights granted hereunder and all rights to receive any payment from Manager) shall also be for the benefit of, and shall be exercisable by, any subsequent administrator, liquidator or other insolvency practitioner (a "Subsequent Appointee") appointed in respect of Seller and so that, as regards such Subsequent Appointee, the relevant clause shall apply mutatis mutandis so that references to Administrators shall be treated as references to such Subsequent Appointee.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

“Vanco”

Vanco plc (in administration) represented by one of its Administrators (acting as agent for and on behalf of Vanco without personal liability)

By:	____________________________________

Name:	Simon Granger

Title:	Administrator

“Administrators”

On behalf of the Administrators (without personal liability)

By:	____________________________________

Name:	Simon Granger

Title:	Administrator

“Manager”

Capital Growth Acquisition, Inc.

By:	____________________________________

Name:	Patrick C. Shutt

Title:	CEO